                                                                   Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Furr's/Bishop's, Incorporated:

We consent to incorporation by reference in the registration statement
(No. 333-11291) on Form S-8 of Furr's/Bishop's, Incorporated of our report dated February 5, 1999, relating to the consolidated balance sheets of Furr's/Bishop's, Incorporated and subsidiaries as of December 29, 1998, and December 30, 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 29, 1998, and the related financial statement schedule, which report appears in the December 29, 1998 annual report on Form 10-K of Furr's/Bishop's, Incorporated.



                                                                 KPMG LLP


Dallas, Texas
March 24, 1999